Exhibit 5.1

                            NACCARATO & ASSOCIATES
                      18301 Von Karman Avenue, Suite 430
                               Irvine, CA 92612
              Telephone: (949) 851-9261 Facsimile: (949) 851-9262

March 31, 2005

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:     Datascension Inc.
        Form SB-2 Registration Statement

Dear Sir or Madam:

        We have acted as counsel for Datascension Inc., a Nevada corporation (the "Company"), in connection with its Registration Statement on Form SB-2 and subsequent amendments (the "Registration Statement") being filed with the Securities and Exchange Commission relating to the registration for resale of an aggregate aggregate sum of 9,875,000 shares of common stock issuable upon conversion of secured convertible debentures, which includes a 50% reserve and one year interest, and 3,125,000 shares issuable upon the exercise of warrants to the following : 2,426,666 shares of common stock issuable to Alpha Capital Aktiengesellschaft, 3,640,000 shares of common stock issuable to Longview Equity Fund LP, and 5,373,334 shares of common stock issuable to Longview Fund, LP, 1,560,000 shares of common stock issuable to Longview International Equity
Fund, LP.   These shares represent the underlying shares of  the
aggregate of $1,875,000 in Convertible Debentures, pursuant to a Securities Purchase Agreement (the "Agreement") to the following: $350,000 Convertible Debenture to Alpha Capital Aktiengesellschaft, $525,000 Convertible Debenture to the Longview Equity Fund LP, $775,000 Convertible Debenture to the Longview Fund LP., and $225,000 Convertible Debenture to the Longview International Equity Fund, LP. DSEN shall reduce the principal amount of the note by 1/32nd per month starting 120 days after the closing, payable in cash or registered stock as described below. If such amortization is in cash, the payment will be at 104% of the monthly principal amortization amount. In addition this prospectus includes 280,000 shares underlying a $125,000 convertible note and up to 300,000 shares of common stock issuable upon the exercise of a common stock purchase warrant at $.50 a share. The convertible note is convertible into common stock at a fixed rate of $.50 per share.

        In connection with the foregoing, we have examined, among other things, the Registration Statement and originals or copies, satisfactory to us, of all such corporate records and of all such other agreements, certificates and documents (including instruments evidencing or setting forth the terms and provisions of the Convertible Securities) as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Company.

        Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and fully paid and non-assessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

        Very truly yours,

        /s/ Owen Naccarato, Esq.
                  Naccarato & Associates